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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2007

CAPITOL ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-406982	26-0435458
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 7th Street, N.W. Washington, D.C.	20004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-654-7060

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On November 13, 2007, Capitol Acquisition Corp. (the “Company”) consummated the initial public offering (“IPO”) of 25,000,000 of its units (“Units”). Simultaneously with the consummation of the IPO, the Company consummated the private sale (“Private Sale”) of 7,000,000 warrants (“Sponsors’ Warrants”) at a price of $1.00 per Sponsors’ Warrant, generating total proceeds of $7,000,000. On December 12, 2007 the Company announced that the underwriters for the IPO have exercised a portion of their over-allotment option and purchased an additional 1,249,000 Units (the “Option Units”). On December 12, 2007, the Company consummated the closing of the 1,249,000 Option Units (the “Option Units Offering”) which were subject to the underwriters’ over-allotment option. Each Unit sold in the IPO and each Option Unit consisted of one share of Common Stock, $.0001 par value per share (“Common Stock”), and one Warrant (“Warrant”), to purchase one share of Common Stock at an exercise price of $7.50 per share. The 26,249,000 Units sold in the IPO, including the 1,249,000 Units sold pursuant to the over-allotment option, were sold at an offering price of $10.00 per Unit, generating gross proceeds of $262,490,000. Of the gross proceeds of the IPO, Private Sale and the Option Units Offering, $258,352,870 (or approximately $9.84 per share) was placed in trust.

The Company also announced that separate trading of the common stock and warrants underlying the units will commence on December 12, 2007. The common stock and warrants will be listed on the American Stock Exchange under the symbols CLA and CLA.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol CLA.U.

A copy of the Press Release issued by the Company announcing the exercise of the over-allotment option and separation of the units is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits:

Exhibit 99.1	Press release dated December 12, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2007	CAPITOL ACQUISITION CORP.

	By:	/s/ Mark D. Ein
Mark D. Ein
Chief Executive Officer